Exhibit 99.3

Contact:

Danielle Bertrand

WeissComm Partners

415-946-1056

dbertrand@wcpglobal.com

PDL BioPharma Announces Record Date for October 1 Dividend Payment

INCLINE VILLAGE, NV, June 10, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that all shareholders owning shares of PDL on September 17, 2009, will be paid a dividend of $0.50 per share on October 1, 2009. The Company previously announced that it would pay two dividends, each in the amount of $0.50 per share, to its stockholders in 2009. The first dividend was paid on April 1, 2009 to all stockholders who owned shares of PDL on March 16, 2009.

About PDL BioPharma, Inc.

PDL BioPharma pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.